SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PACIFIC MERCANTILE BANCORP

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PACIFIC MERCANTILE BANCORP

May 2, 2011

Dear Fellow Shareholder:

The Board of Directors and I would like to extend a cordial invitation to you to attend the Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”). The Meeting will be held on Tuesday, May 24, 2011, at 2:30 P.M., Pacific Time, at the Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660.

The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting. We also will discuss the operations of the Company and Pacific Mercantile Bank, our wholly-owned subsidiary. Your participation in Company activities is important, and we hope you will attend.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You will be able to vote your shares over the Internet, by telephone or by completing a proxy and returning it by mail. Please review the instructions with respect to your voting options described in the accompanying Proxy Statement.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Whether or not you plan to attend the meeting, please be sure to vote over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Voting by one of these methods will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

Raymond E. Dellerba
President and Chief Executive Officer

949 South Coast Drive, Third Floor, Costa Mesa, California 92626 (714) 438-2500

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 24, 2011

NOTICE TO THE SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP:

The 2011 Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”) will be held at the Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660, on Tuesday, May 24, 2011, at 2:30 P.M., Pacific Time, for the following purposes:

1.	Election of Directors. To elect the following nine nominees to serve as the Company’s directors until the 2011 Annual Meeting of Shareholders and until their successors are elected and have qualified:

George H. Wells	Warren T. Finley	Matthew F. Schafnitz
Raymond E. Dellerba	Andrew M. Phillips	John Thomas, M.D.
George L. Argyros	Dr. Gordon Rausser	Gary M. Williams

2.	Ratification of the Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on May 2, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card and a copy of our 2010 Annual Report to Shareholders, and by notifying you of the availability of those proxy materials on the Internet at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4055039&GKP=203263 In order to protect the privacy of our shareholders, that website does not have “cookies” or other tracking features that would make it possible to identify visitors to the website.

By order of the Board of Directors

May 2, 2011	Raymond E. Dellerba
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on Tuesday, May 24, 2011.

This Proxy Statement, the proxy card and our Annual Report to Shareholders for fiscal year 2010 are available online at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4055039&GKP=203263

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD VOTE YOUR SHARES BY ONE OF THE METHODS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. By doing so, you will be assured that your vote will be counted and it will not prevent you from voting in person if you choose to attend the Annual Meeting.

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 2:30 P.M., Pacific Time, May 24, 2011

INTRODUCTION

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp, a California corporation (the “Company”), for use at the 2011 Annual Meeting of Shareholders, which will be held on Tuesday, May 24, 2011, at 2:30 P.M., Pacific Time, at the Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about May 4, 2011.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.

Who May Vote?

The persons who were the holders of record of our outstanding shares of common stock and the persons who were holders of record of the shares of our Series A Convertible 10% Cumulative Preferred Stock (the “Series A Preferred Stock” or “Series A Shares”), as of May 2, 2011 (the “Record Date”), will be entitled to vote at the Annual Meeting. The Series A Shares are convertible into a total of 1,653,594 shares of our common stock and the holders of the Series A Shares will be entitled to vote those shares at the Annual Meeting to the same extent as if they had already converted their Series A Shares into those shares of common stock. Accordingly, a total of 12,088,259 shares are entitled to be voted at the Annual Meeting, comprised of (i) the 10,434,665 shares of our common stock that were outstanding on the Record Date and (ii) the 1,653,594 shares into which the outstanding Series A Shares are convertible.

How Many Votes Do I Have?

Each share of common stock (including each share that may be acquired on conversion of the Series A Shares) is entitled to one vote; except that if any shareholder in attendance at the Annual Meeting announces, prior to the voting, an intention to cumulate votes in the election of directors, then all shareholders (including the holders of the Series A Shares) will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be nine), multiplied by the number of shares which the shareholder is entitled to vote at the Meeting, and to cast all of those votes for a single nominee or to distribute them among any number or all of the nominees in such proportions as the shareholder may choose.

In order to vote, you must do one of the following: (i) complete, date and sign and then return the enclosed proxy card with voting instructions to the Company, (ii) vote by telephone or over the Internet in accordance with the instructions set forth in the proxy card, (iii) give another person your proxy empowering that person to vote your shares for you, or (iv) attend the Annual Meeting and vote your shares in person. The Board of Directors requests that you complete, sign and return the enclosed proxy card or vote by telephone or over the Internet to assure that your vote will be counted. Voting in this manner will not prevent you from voting in person if you choose to attend the Annual Meeting.

How Will The Board Vote My Proxy?

If you grant us your proxy to vote your shares (whether by executing and returning a proxy card to us by mail or by means of the telephone or over the Internet), and you do not revoke that proxy, prior to the Annual Meeting, your shares will be voted as directed by you. If you do not provide any specific direction as to how your shares should be voted, your shares will be voted “FOR” the election of the Directors nominated by the Board and “FOR” ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) as our independent registered public accounting firm.

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of your proxy. However, if your shares are held in a brokerage account or by a nominee, please read the information below under caption “Voting Shares Held by Brokers, Banks and Other Nominees” and “Required Vote” regarding how your shares may be voted.

How Do I Vote?

Voting by Proxy Card. Shareholders may complete, sign and date and return their proxy cards in the postage-prepaid return envelope provided. If you sign and return your proxy card without indicating how you want your shares to be voted, your proxy will be voted as recommended by the Board of Directors (except as described below, for shares held by brokers, banks and other nominees). If you forget to sign you proxy card, your shares cannot be voted. However, if you sign your proxy card but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

Voting by Telephone. Shareholders may vote by proxy via the telephone by calling, toll-free, 1-800-652-VOTE (8683). Telephone voting is available 24 hours a day and will be accessible, until 1:00 a.m., Central Time, on May 24, 2011. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers, which are located on your proxy card. If you vote by telephone, you do not need to return your proxy card.

Voting over the Internet. Shareholders also may vote by proxy over the Internet by following the instructions provided at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4055039&GKP=203263. Internet voting is available 24 hours a day and will be accessible, until 1:00 a.m., Central Time, on May 24, 2011. The Internet voting procedures are designed to authenticate shareholders by using individual control numbers, which are located on your proxy card. If you vote over the Internet, you do not need to return your proxy card.

Voting In Person at the Annual Meeting. In the alternative, you may attend the Annual Meeting and vote in person. However, if your shares are held in a brokerage account or by a nominee holder, you will need to obtain a proxy from the broker or nominee holder that will entitle you to vote your shares in person at the Annual Meeting.

What if I Hold My Shares Through a Broker or Other Nominee?

If any of your shares are held in a brokerage account or by a nominee holder, you are deemed to hold those shares in “street name” and you are considered to be the “beneficial owner” of those shares. In that event, your brokerage firm or other nominee holder will be deemed to be the “record” owner of those shares and, as such, will have the power to cast votes on your behalf at the Annual Meeting. As a result, in order to vote your shares, you must give voting instructions to the broker or other nominee that holds your shares. Proxies that are sent to us by brokers or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the instructions that you have provided to your broker or nominee. If you fail to provide any voting instructions, then, your broker or other nominee will not have discretion to vote your shares, and your shares will not be counted, in the election of our directors. Your broker or other nominee holder will, however, have discretion to vote your shares on the proposal to ratify the appointment of Squar Milner as our independent registered public accounting firm for the fiscal year ending December 31, 2011. In the event you have failed to provide voting instructions to your broker or nominee holder and your broker or nominee holder exercises that discretion to vote your shares on the proposal to ratify the appointment of Squar Milner as our independent registered public accounting firm, your shares will count as being present for quorum purposes, but will be treated as “broker non-votes” for purposes of the election of directors. See the information below under the heading “What are Broker Non-Votes and How Will They Affect the Voting at the Annual Meeting?”

However, if you own shares held by a broker or nominee holder and want to vote those shares in person at the Annual Meeting, then, it will be necessary for you to obtain a proxy from the broker or nominee holder in order to do so. In that event, you should contact your broker or nominee holder to find out the procedures that you will need to follow to obtain such a proxy.

Vote Required

Quorum Requirement. Our Bylaws require that a quorum — that is, the holders of a majority of all of the shares entitled to be voted at the Annual Meeting — be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Election of Directors. A plurality of the votes cast is required for the election of Directors. The nine nominees for election to the Board who receive the highest number of votes cast will be elected and, as a result, any shares voted to “Withhold Authority” will not have any effect on the outcome of the election.

Ratification of Appointment of Independent Registered Accounting Firm. The affirmative vote of a majority of the votes cast, either for or against this Proposal, by shareholders entitled to vote at the Annual Meeting is required to ratify the appointment of Squar Milner as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Shares voted by record stockholders or by brokers or other nominee holders on this proposal will be counted.

What will be the Effect of Abstentions at the Annual Meeting?

When an eligible voter attends the Annual Meeting in person but decides not to vote on a proposal, his or her decision not to vote is called an “abstention.” Properly executed proxy cards that are marked “withhold authority” or “abstain” on any proposal also will be treated as abstentions on that proposal. We will treat abstentions as follows:

•

abstention shares will be treated as not voting for purposes of determining the outcome of the voting on any proposal for which the minimum vote required for approval of the proposal is a majority (or some other proportion) of the votes actually cast, and thus will have no effect on the outcome; and

•

abstention shares will have the same effect as votes against a proposal if the minimum vote required for approval of the proposal is a majority (or some other proportion) of all shares outstanding and entitled to vote.

What are Broker Non-Votes and How Will They Affect the Voting at the Annual Meeting?

Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for customers does not have the authority to vote those shares on any “non-routine” proposal, such as the election of directors, except in accordance with voting instructions received from the customer with respect to such proposal. On the other hand, a broker may vote a customer’s shares on certain “routine” proposals (such as the ratification of the appointment of independent registered public accountants), if the broker has transmitted proxy-soliciting materials to the beneficial owner but has not received voting instructions from that owner on such proposals. When a broker has not received voting instructions from its customer on a non-routine proposal submitted to a vote of the stockholders, such as the election of directors, but exercises its discretion to vote the customer’s shares by proxy on a routine proposal, such as the ratification of the appointment of the independent registered public accounting firm, the customer’s shares are deemed to be present by proxy and will count toward a quorum at the Annual Meeting, but the customer’s shares cannot be voted on and, therefore, are deemed to constitute “broker non-votes” with respect to the election of directors or any other non-routine proposal voted on at the shareholders’ meeting. We will treat broker non-votes as follows:

•

broker non-votes will not be counted as present and entitled to be voted, and will not affect the outcome of the voting, on any proposal which, to be approved, will require the affirmative vote of the holders of a majority (or another specified percentage) of the shares that are present (in person or by proxy) and entitled to vote on the proposal, but broker non-votes will be counted as present for quorum purposes; and

•

broker non-votes will have the same effect as a vote “against” a proposal if approval of the proposal requires the affirmative vote of the holders of a majority (or another specified percentage) of the outstanding shares.

As a result, at this year’s Annual Meeting, broker non-votes will be counted in determining whether or not a quorum is present (in person or by proxy at the Annual Meeting), but will not be counted in determining and will have no effect on the outcome of the voting on the election of directors.

How Can I Revoke My Proxy?

If you are a registered owner and have given us your proxy (whether by mail, by telephone or over the Internet), you may change your vote by revoking your proxy by means of any one of the following actions:

•

Sending a written notice to revoke your proxy to the Secretary of the Company, at 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•

Giving us another proxy (by mail, telephone or over the Internet) after your earlier proxy. To be effective, that later proxy must be received by the Company before the Annual Meeting commences. If you vote that later proxy by mail, but fail to date or to sign that proxy, however, it will not be treated as a revocation of your earlier proxy.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different that the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or the nominee holder if you wish to revoke your proxy or voting instructions that you previously gave to your broker or other nominee holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information, as of May 2, 2011, regarding the shares of our common stock that were owned, beneficially, or which could be acquired on conversion of Series A Preferred Shares, by (i) each person who we know owns 5% or more of the outstanding shares, (ii) each incumbent director and each nominee for director, (iii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all of the current directors, nominees for director and Named Executive Officers as a group.

Name	Number of Outstanding Common Shares Owned Beneficially(1)		Common Shares into which Series A Preferred Stock is Convertible(2)		Total Number of Shares Owned Beneficially(1)(2)		Percent of Outstanding Shares(3)
First Manhattan Co.	992,544	(4)	—		992,544		8.2%
437 Madison Avenue, New York, NY 10022
George L. Argyros	110,334	(5)	653,500		763,834		6.3%
949 South Coast Drive, Suite 600 Costa Mesa CA 92626
Raymond E. Dellerba	715,801	(5)(6)	3,921		719,722	(5)(6)	5.7%
c/o Pacific Mercantile Bancorp 949 South Coast Drive, 3rd Floor Costa Mesa CA 92626
Dr. Gordon Rausser	47,577	(5)	130,700		178,277		1.5%
John Thomas, M.D.	158,992	(5)	—		158,992	(5)	1.3%
Gary M. Williams	133,099	(5)(9)	3,268		136,367	(5)(9)	1.1%
Warren T. Finley	109,273	(5)(8)	—		109,273	(5)(8)	*
George H. Wells	99,546	(5)(7)	3,268		102,814	(5)(7)	*
Andrew M. Phillips	2,234	(5)	65,350		67,584		*
Nancy A. Gray	56,431	(5)	9,803		66,234	(5)	*
Matthew F. Schafnitz	19,184	(5)(10)	13,070		32,254	(5)(10)	*
Robert W. Bartlett	20,000	(5)	—		20,000		*
All directors, nominees & and officers as a group (11 persons)	1,472,471	(11)	882,880	(12)	2,355,351		18.6%

*	Less than 1% of the outstanding shares.

(1)	A person is deemed to own shares beneficially if that person has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares of common stock subject to options held by any person named in this table which are exercisable or will become exercisable within 60 days of May 2, 2011, are included in the number of shares owned by that person and are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, that person, but not for computing the percentage ownership of any other shareholder. However, since the holders of the shares of Series A Preferred Stock are entitled to vote the common shares into which their Series A Shares are convertible, without having to convert their Series A Shares into common shares, those common shares are not included in this column, but are included, instead, in the column of this table under the heading “Common Shares into which Series A Preferred Stock is Convertible”. Except as otherwise indicated below and except for the effect of community property laws, each person listed in this table has sole voting and investment power with respect to all shares shown as beneficially owned by that person.

(2)	Each share of Series A Preferred Stock that was outstanding on May 2, 2011 was convertible into 13.07 shares of common stock. The number of shares in this column set forth opposite the name of any of the persons listed in this table represents the number of shares which that person may acquire on conversion of such person’s Series A Shares.

(3)	For purposes of determining percentage set forth in this column opposite the name of each person named in this table, the number of shares deemed to be outstanding was the sum of (i) the 10,434,665 shares of common stock that were outstanding on May 2, 2011, (ii) a total of 1,654,2489 shares of common stock into which the outstanding shares of Series A Preferred Stock were convertible on May 2, 2011, and (iii) the number of shares of common stock, if any, which that person could acquire on exercise of stock options on or before July 1, 2011.

(4)	According to a report filed on February 14, 2011 by First Manhattan Co. with the Securities and Exchange Commission (the “SEC”), First Manhattan holds sole voting power and dispositive power with respect to 141,300 of these shares, shares voting power with respect to 795,962 of these shares, and shares dispositive power with respect to 851,244 of these shares.

(5)	Includes the following numbers of shares that may be purchased on exercise of stock options on or before July 1, 2011: Mr. Argyros – 334 shares; Mr. Dellerba – 430,681 shares; Dr. Rausser – 334 shares; Dr. Thomas – 7,336 shares; Mr. Williams – 9,809 shares; Mr. Finley – 19,867 shares; Mr. Wells – 54,734 shares; Mr. Phillips – 334 shares; Ms. Gray – 53,031 shares; Mr. Schafnitz – 6,309 shares; and Mr. Bartlett – 20,000 shares.

(6)	Does not include and Mr. Dellerba disclaims beneficial ownership of 5,000 shares owned by other family members.

(7)	Includes 2,000 shares owned jointly by Mr. Wells and his spouse, but does not include and Mr. Wells disclaims beneficial ownership of 76,000 shares owned by his spouse.

(8)	Includes 1,250 shares of 2,500 held in a trust of which Mr. Finley is a trustee. Does not include and Mr. Finley disclaims beneficial ownership of the other 1,250 shares held in that trust and 72,834 shares that are owned by family members (not residing with him).

(9)	Includes 12,500 shares owned by Garcher Enterprises Inc., of which Mr. Williams is a co-owner and the CEO.

(10)	Includes 9,500 shares owned Mr. Schafnitz’s spouse.

(11)	Includes a total of 602,769 shares that may be acquired on exercise of stock options on or before July 1, 2011, but excludes shares of common stock as to which directors or officers have disclaimed beneficial ownership, as described in the above footnotes.

(12)	Represents the total number of shares of common stock into which the shares of Series A Preferred Stock owned by the named officers or directors as of May 2, 2011 were convertible.

ELECTION OF DIRECTORS

(Proposal No. 1)

Nominees

Our Board of Directors has nominated the nine individuals named below for election to the Board for a term of one year ending at the 2012 Annual Meeting of Shareholders and until their successors are elected and qualify to serve. Each of those nominees has consented to serve as a director, if elected at the upcoming Annual Meeting. All nine of the nominees are currently serving as directors of the Company and were elected to the Board of Directors by the Company’s shareholders at the Company’s 2010 Annual Meeting.

Name and Age of Nominee	Director Since
George H. Wells, 76	1999	(1)
Raymond E. Dellerba, 63	1999	(1)
George L. Argyros, 74	2010
Warren T. Finley, 79	1999	(1)
Andrew Phillips, 53	2010
Dr. Gordon Rausser, 67	2010
Matthew F. Schafnitz, 67	2008
John Thomas, M.D., 61	1999	(1)
Gary M. Williams, 59	2007

(1)	The Bank was organized and commenced its operations, and each of these individuals became directors of the Bank, in 1999. The Company was organized in 2000 to become the holding company for the Bank, at which time each of these individuals also became directors of the Company.

Vote Required and Recommendation of the Board of Directors

Unless otherwise instructed, the persons who are named as the proxy holders on the enclosed proxy card intend to vote the proxies received by them for the election of all nine of these nominees. If, prior to the Meeting, any of these nominee becomes unavailable to serve as a director, the proxy holders will vote the proxies received by them for the election of any substitute nominee selected by the Board of Directors. The Company has no reason to believe that any of the nominees will become unable to serve.

Under California law, the nine nominees receiving the highest number of votes cast in the election of Directors will be elected to serve as Directors of the Company for the ensuing year. As a result, shares as to which authority to vote is withheld, which will be counted, and any broker non-votes, which will not be counted except for quorum purposes, will have no effect on the outcome of the election of directors.

If any record shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders will have the discretion to allocate and cast the votes represented by each of the proxies they hold among the above-named nominees for whom authority to vote has not been withheld, in such proportions as the proxy holders deem appropriate in order to elect as many of those nominees as is possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Set forth below is information relating to the principal occupations, recent business experience and qualifications of each of the nominees selected by the Board of Directors for election to the Company’s Board of Directors at the Annual Meeting.

George H. Wells has served as the Chairman of the Board and a Director of the Company and the Bank since the respective dates of their inception. Mr. Wells is a private investor. Mr. Wells was a founding director of Eldorado Bank in 1972, which was also based in Orange County, California, and served as Chairman of the Board of Directors of that bank and of its parent holding company, Eldorado Bancorp, from 1979 to 1997, when

Eldorado Bank was sold. Prior to becoming a private investor, Mr. Wells held various executive positions, including Chairman, President, Treasurer and Chief Financial Officer, with Technology Marketing Incorporated, a publicly traded computer development services and software company. Mr. Wells brings extensive banking experience to the Board by reason of his many years of service as an outside Chairman and a director of Eldorado Bancorp and of the Company and the Bank. He also is familiar with and well known in the Orange County business community, which represents a significant market for us. In addition, he was the founder and served as a Chief Executive Officer and Chief Financial Officer of a public company and, as a result, is familiar with risk management and financial reporting issues, which qualifies him to serve as a member of the Board and the Company’s Audit Committee.

Raymond E. Dellerba has been the President, Chief Executive Officer and a Director of the Company and the Bank since the respective dates of their inception, in 1999 and 2000. Mr. Dellerba also served as the President, Chief Operating Officer and a director of Eldorado Bank, and Executive Vice President and a director of its parent holding company, Eldorado Bancorp, from February 1993 to 1997. Mr. Dellerba has more than 30 years of experience as a banking executive, primarily in Southern California and is familiar not only with the Orange County, but also the Los Angeles County, banking and financial services markets, which represent the Bank’s two largest markets. Moreover, Mr. Dellerba brings extensive leadership and community banking experience to our Board. In addition, as the chief executive officer of the Company and the Bank, he provides valuable insight and guidance on the issues of corporate strategy and risk management.

George L. Argyros was elected as a director in April 2010 by the unanimous vote of the other members of the Board. Mr. Argyros is the Chairman and Chief Executive Officer of Arnel & Affiliates, a diversified investment company. He was the U.S. Ambassador to Spain and Andorra from 2001 to 2004. He currently serves as a director of First American Corporation, one of the largest title insurance companies in the United States, and DST Systems, Inc., a provider of sophisticated information processing, computer software services and business solutions to the financial services, communications and healthcare industries. He also is familiar with and well known in the Orange County business community. Moreover, as a result of his extensive experience as a real estate developer and investor in numerous public and private companies, Mr. Argyros provides us with insight into ways in which we can improve the services we provide to many of our loan and deposit customers and is able to evaluate the risks associated with real estate loans presented to us for approval and funding.

Warren T. Finley has served as a Director of the Company and the Bank since the respective dates of their inception in 1999 and 2000. Mr. Finley has been engaged in the private practice of law in Orange County for over 50 years. Mr. Finley also served as a director and a member of the audit committee of Eldorado Bank and its parent holding company, Eldorado Bancorp, from 1972 to 1997. As a result, Mr. Finley has extensive community banking experience in Orange County, which is one of our significant markets. Prior to becoming a lawyer, Mr. Finley was a certified public accountant and was employed as an accountant at Price Waterhouse & Co. As a result of his accounting experience, Mr. Finley is familiar with financial reporting requirements and financial issues, making him an effective member of Audit Committee, of which he is the Chairman.

Andrew M. Phillips was elected as a director of the Company and the Bank in April 2010 by the unanimous vote of the other members of the Board. Mr. Phillips is the founder and President of CardFlex, Inc. Mr. Phillips also has owned and operated several payment-processing companies, including CheckRite, a check recovery franchise, Integrated Transaction Services, a full-service processing independent sales organization that specialized in electronic benefits transfers, and Payment Resources International, one of the pioneers in the rapidly expanding field of Internet payment systems. His technological expertise has enabled him to develop some of the financial services industry’s leading processing technologies, including Transaction Central™, a Web-based credit card and an ACH (Automated Clearing House) terminal that features all the functionality of an electronic countertop terminal. As a result, Mr. Phillips brings a wealth of knowledge regarding payment processing services, which are valuable to us in understanding and meeting the needs of our business customers for such services. Mr. Phillips serves as a member of the Board of Directors of the Orange County chapter of the Alzheimer’s Association.

Gordon Rausser is the Robert Gordon Sproul Distinguished Professor at the University of California Berkeley, a position he has held since 1986. Dr. Rausser also has assumed a wide array of leadership positions at

UC Berkeley, including serving on the UC Berkeley Board of Trustees, from 1994 to 2001, and as the Dean of the College of Natural Resources from 1998 to 2000. He also has held a faculty position in economics and statistics at Harvard University, where he won the Faculty Excellence in Teaching Award in 1978. Dr. Rausser also served, from 1988 to 1990, as the Chief Economist of the U.S. Agency for International Development, and from 1986 to 1987 as Senior Economist on the President’s Council of Economic Advisors. Dr. Rausser has been elected a fellow of the Agricultural and Applied Economics Association (AAEA), the American Statistical Association and the American Association for the Advancement of Science. His broad research interests focus on contract markets, including the application of risk management frameworks, public policy, economic regulation, political economy, environmental and natural resource economics, applied econometrics and statistical decision theory. Dr. Rausser also serves as Chairman of the Board of Onpoint Analytics, an economic and financial consulting firm. Dr. Rausser’s economic research has won him numerous national awards, including the AAEA Quality of Research Discovery Award in 2001 and the USDA Secretary of Agriculture Award in 2000. Dr. Rausser is a frequent commentator on national radio and television programs and is an active advisor on public policy issues to business and political leaders in many parts of the world. Dr. Rausser brings to the Board extensive knowledge with respect to economic policies and issues that impact the Company’s business and considerable insight into risk management issues as well as knowledge regarding the formulation and operation of risk management systems.

Matthew F. Schafnitz has been a member of the Boards of Directors of the Company and the Bank since March 2008. Mr. Schafnitz is a founder and the Chief Executive Officer of Signature Insurance Group (formerly, Brakke-Schafnitz Insurance), which is one of Southern California’s largest independently owned insurance brokerage firms, with offices in Orange County and in the counties of Los Angeles, Riverside and Sacramento, California. Signature Insurance Group is licensed in all 50 States and represents a number of national and international insurers that issue comprehensive lines of commercial and personal insurance. As a result, Mr. Schafnitz is knowledgeable about the business communities in our Orange County and Los Angeles County markets and has extensive managerial experience that comes from his leadership in successfully growing Signature Insurance Group from a local insurance agency to one of the largest independently owned insurance brokerage firms in Southern California and expanding its business into other regional markets. As a result, Mr. Schafnitz is able to provide valuable insights with respect to the implementation of and the management of risks presented by growth strategies.

John Thomas, M.D. has served as a Director of the Company and the Bank since the respective dates of their inception. Dr. Thomas is a licensed physician who is, and for more than the past 17 years has been, engaged in the private practice of medicine, specializing in Radiation Oncology. He also serves as, and for over 10 years has been, the Medical Director of the Red Bluff Cancer Center, which he founded and has grown into a leading provider of specialty medical services. He is a Diplomate and Fellow of the American Board of Radiology, a Fellow of the American College of Radiation Oncology, and a member of the Standards Committee for the American College of Radiation Oncology. He brings his managerial experience, gained from founding, managing and growing his Cancer Center, which has enabled him to provide valuable insights about how we can better serve our smaller business customers, which include medical practices and medical service providers.

Gary M. Williams has been a member of the Company’s Board of Directors since July 2007. He also has been a member of the Bank’s Board of Directors since February 2007. Mr. Williams is, and since 1992 has been, one of the co-owners and the CEO of Garcher Enterprises Inc., which owns the area franchise rights for all Mail Boxes Etc. locations and UPS stores in Los Angeles, Orange and San Diego Counties in California, overseeing a total 257 stores in that three-county area. From 1987 until 1992, Mr. Williams was the President of Mail Boxes Coast to Coast, a publicly traded company that owned the Mail Boxes Etc. area franchise rights for New York City and Queens, and for Nassau and Suffolk Counties, in New York. As a result, Mr. Williams has extensive leadership and managerial experience which enables him to provide valuable insights into how to manage risk in a business environment. As a franchisor, moreover, he has developed extensive knowledge about the operations and financial needs of smaller businesses and that knowledge has been particularly valuable to us in growing our SBA loan business.

There are no family relationships among any of the officers or directors of the Company.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with our Bylaws and California law, the Board of Directors oversees the management of the business and affairs of the Company. With the exception of Mr. Argyros and Dr. Rausser, the members of the Board also are members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

During 2010, the Board of Directors of the Company held a total of six meetings and each director attended at least 75% of the total number of those meetings and the meetings of the Board committees on which he served during his term of office as a director in 2010.

As reflected in our Corporate Governance Guidelines discussed in greater detail below, our Board members are encouraged to prepare for and attend all Board of Director and shareholder meetings and the meetings of the Board committees on which they are members. All of the members of the Board, except for Dr. Rausser, who were directors or nominees standing for election to the Board at the time of the 2010 Annual Meeting of Shareholders, attended that meeting.

Director Independence and Composition and Structure of the Board

The Board has determined that, with the exception of Mr. Dellerba and Mr. Argyros, all of its members, including its Chairman, George H. Wells, are independent under the definition of independence set forth in NASDAQ’s listed company rules. In reaching this conclusion, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company or the Bank, on the one hand, and each of the non-management directors, on the other hand. The Board determined that any such relationships that now exist, or may have existed in the past, between the Company or the Bank and any of the non-management directors who were determined to be independent have had no material effect on their independence. In addition, all of the members of the standing committees of the Board are independent directors and all of the members of the Audit Committee also meet the enhanced independence requirements set forth in Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

Board Leadership Structure

The Board does not have a formal policy with respect to whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the non-employee directors or management. The Board believes that it should be free to make a choice from time to time in any manner that it concludes is in the best interests of the Company and its shareholders. Nevertheless, since 1999, it has been the Board’s practice to elect an independent non-employee director to be the Chairman of the Board as an aid in the Board’s oversight role.

Term of Office of Directors

All of our directors are elected at each annual meeting of shareholders for a term of one year and until their respective successors are elected and qualify to serve on the Board. If a vacancy occurs in any Board position between annual meetings, the Board may fill the vacancy by electing a new director to that position.

Communications with the Board

Shareholders interested in communicating with the non-management directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, Pacific Mercantile Bancorp, 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. The Corporate Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by that Committee.

Corporate Governance Guidelines

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their oversight duty. Our Board has adopted corporate governance guidelines (the “Governance Guidelines”), which include a number of the practices and policies under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements under NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002.

Some of the principal subjects covered by our Governance Guidelines include:

•

Director Qualifications, which include a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities.

•

Responsibilities of Directors, including acting in the best interests of all shareholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•

Director Access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business and from outside consultants who are engaged to conduct periodic reviews of various aspects of the Company’s operations or the quality of certain of the Company’s assets, such as the loan portfolio.

•	Maintaining Adequate Funding to retain independent advisors for the Board, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

•

Director Orientation and Continuing Education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts of interest policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

•	Annual Performance Evaluation of the Board, including an annual self-assessment of the Board’s performance as well as the performance of each Board committee.

•	Regularly Scheduled Executive Sessions, without management, are to be held by the Board and by the Audit Committee, which meets separately with the Company’s outside auditors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees that also includes specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer, the Bank’s Chief Operating Officer and other key accounting and financial personnel. A copy of our Code of Business

Conduct can be found at the Investor Relations section of our website at www.pmbank.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer. To date, no such waivers have been granted.

Other Governance Matters

In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable. We also have adopted charters for our Board committees in compliance with NASDAQ listed company rules.

You can access the charters of our Audit, Compensation and Nominating Committees, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations section of our website at www.pmbank.com.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Compliance Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in 2010 is set forth below. The Board of Directors, as a whole, functions as the Nominating Committee.

Audit Committee. In 2010, the members of the Audit Committee are Warren Finley, its Chairman, George H. Wells and John Thomas, M.D. All of these individuals are independent directors within the meaning of the NASDAQ listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each of Messrs. Finley and Wells meets the definition of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”) and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that sets forth the Committee’s responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter, a copy of which is accessible at the Investor Relations section of our website at www.pmbank.com. The Audit Committee held 17 meetings during fiscal 2010. To encourage frank discussion and effective communication of information at those meetings, that Committee meets with our outside accountants without management present, and with members of management without the outside accountants present.

Compensation Committee. In 2010, the Compensation Committee was comprised of the following four directors, all of whom are independent (as defined in the applicable NASDAQ listed company rules): Dr. John Thomas, its Chairman, and George H. Wells, Warren T. Finley and Matthew F. Schafnitz. The Compensation Committee reviews and approves the salaries and the incentive compensation and other benefit plans for our executive officers. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter is accessible at the Investor Relations section of our website at www.pmbank.com. The Compensation Committee held four meetings during 2010.

In determining whether the Company offers salaries, bonus and incentive and other compensation programs that are competitive with those offered by other banking institutions and financial service organizations in the Bank’s market area, the Compensation Committee reviews surveys of executive compensation being paid by such banking organizations, an annual Executive Compensation Review published by the SNL Securities L.C. (“SNL”), which is an independent data base company that compiles financial performance and other financial data relating to banking institutions that file reports and proxy statements under the Securities Exchange Act of 1934, and the California Bankers Association’s Compensation and Benefits Benchmark Survey, which presents data relating to the compensation paid to senior executives at California-based banking institutions, differentiated on the basis of their total assets. The Company’s CEO also advises the Compensation Committee on the performance of the other executive officers and their respective contributions to the achievement of Company’s financial objectives and makes recommendations to the Compensation Committee with respect to the compensation to be paid to them.

Compliance Committee. In 2010, the Board of Directors established a Compliance Committee, the members of which are George H. Wells, who is the Committee Chairman, and Warren Finley, Matthew F. Schafnitz, Andrew M. Phillips and John Thomas, M.D. The Compliance Committee is responsible for oversight of legal and regulatory compliance programs implemented by management, which include programs that are designed to identify and mitigate operational risks, to maintain compliance with laws and regulatory requirements applicable to the Company and the Bank and to educate and train employees with respect to their compliance responsibilities and procedures. The Compliance Committee also periodically engages outside compliance consultants to assist it in identifying operational risks and in evaluating the efficacy of the Bank’s compliance programs. The Compliance Committee also monitors the progress of management in addressing and resolving any concerns or issues raised by bank regulatory agencies that have supervisory jurisdiction over the Company and the Bank and meets periodically with the Bank’s chief compliance officer and the Company’s internal auditor to discuss regulatory and legal matters that could have a significant impact on the Company or the Bank or present emerging areas of risk. The Compliance Committee held 11 meetings in 2010.

Nominating Committee. The Board of Directors has decided that the full Board should perform the functions of a nominating committee for the Company. The Board made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to our shareholders and, for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process. In its role as nominating committee, the Board identifies and screens new candidates for Board membership. Each of the Board members, other than Messrs. Dellerba and Argyros, is an “independent director” within the meaning of the NASDAQ listed company rules and the Board has decided that actions of the Board, in its role as nominating committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board. Mr. Gary W. Williams presides as the Chairman at meetings held by the Board in its capacity as the nominating committee. Our Board of Directors has adopted a charter setting forth the responsibilities of the Board when acting as a nominating committee. A copy of that charter is accessible at the Investor Relations section of our website at www.pmbank.com. The Board held three meetings during 2010 in its role as nominating committee.

The Director Nominating Process. In identifying new Board candidates, the Board seeks recommendations from existing board members and executive officers. In addition, the Board intends to consider any candidates that may have been recommended by any of the Company’s shareholders who have chosen to make those recommendations in accordance with the procedures described below. The Board may also engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified candidates for the Board.

In assessing and selecting Board candidates, the Board considers such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience, and the candidate’s reputation for integrity. When selecting a nominee from among candidates considered by the Board, it conducts background inquiries about and interviews with the candidates the Board members believe are best qualified to serve as directors. The Board members consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including representing the interests of all shareholders and not a particular segment or group of shareholders, as well as serving on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

The Board of Directors believes that differences in experience, knowledge, skills and viewpoints enhance the Board of Directors’ performance. Thus, the Board of Directors considers such diversity in selecting, evaluating and recommending proposed Board nominees. However, the Board of Directors has not implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors.

Shareholder Recommendation of Board Candidates. Any shareholder desiring to submit a recommendation for consideration by the Board of a candidate that the shareholder believes is qualified to be a Board nominee at any annual meeting of shareholders may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders. However, if the date of the upcoming annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation needs to be accompanied by the following information: (i) the name and address of the nominating shareholder and of the person being recommended for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating shareholder, his or her recommended candidate and any other shareholders known by the nominating shareholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating shareholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder and any other person or persons (naming such other person or persons); (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. No such recommendations were received for the upcoming 2011 Annual Shareholders Meeting.

Role of the Board in Risk Management

The Board’s responsibilities in overseeing the Company’s management and business include oversight of the Company’s key risks and management’s processes and controls to manage them appropriately. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

The risk of incurring losses on the loans we make is an inherent feature of the banking business and, if not effectively managed, such risks can materially affect our results of operations. As a result, the Board as a whole exercises oversight responsibility over the processes that our management employs to manage those risks. The Board fulfills that oversight responsibility by:

•	Monitoring trends in the Company’s loan portfolio and the Company’s allowance for loan losses;

•	Establishing internal limits related to the Company’s lending exposure and reviewing and determining whether or not to approve loans in amounts exceeding certain specified limits;

•

Reviewing and discussing, at least quarterly and more frequently, if deemed necessary, reports from the Bank’s chief credit officer relating to such matters as (i) risks in the Company’s loan portfolio, (ii) economic conditions or trends that could reasonably be expected to affect (positively or negatively) the performance of the loan portfolio or require increases in the allowance for loan losses and (iii) specific loans that have been classified as “special mention,” “substandard” or “doubtful” and, therefore, require increased attention of management;

•	Reviewing, at least quarterly, management’s determination of the allowance for loan losses and any provisions required to be made to replenish or increase that allowance;

•	Reviewing management reports regarding collection efforts with respect to non-performing loans; and

•	Authorizing the retention and reviewing the reports of external loan review consultants with respect to the risks in and the quality of the loan portfolio.

Although risk oversight permeates many elements of the work of the full Board and its committees, the Audit and Compliance Committees of the Board have direct and systematic responsibility for overseeing other significant risk management processes.

Audit Committee Oversight Responsibilities. The Audit Committee’s responsibilities in overseeing risk management processes include:

•	The responsibility for the internal audit function, with that function reporting directly to that Committee;

•	Oversight of the Company’s independent registered public accounting firm;

•	Review of reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls; and

•

Discussing with management the guidelines and policies with respect to risk assessment and risk management, including the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

Compliance Committee Oversight Responsibilities. Banks and bank holding companies are subject to numerous federal and state laws and are heavily regulated by federal and state government agencies. Management is responsible for approving and evaluating processes that are designed to minimize to the extent practicable the risks of non-compliance with such laws and government regulations. The Compliance Committee exercises oversight responsibilities with respect to those risk management processes. Those responsibilities include:

•

Reviewing with the Bank’s chief compliance officer and periodically discussing with legal counsel, regulatory and legal matters that could have a significant impact on the Company or the Bank and could present emerging areas of risk;

•	Overseeing the Company’s compliance programs with respect to legal and regulatory requirements and risks; and

•	Overseeing programs being implemented by management to address and resolve concerns or issues raised by bank regulatory agencies that have supervisory jurisdiction over the Company and the Bank.

In performing their oversight responsibilities, the Board and the Audit and Compliance Committees regularly receive reports from management and internal and external auditors regarding the Company’s enterprise risk management programs, compliance programs, information security and business continuity programs, extraordinary claims and losses and noteworthy litigation.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our directors and officers is required, by Section 16(a) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission, (i) an initial report of his or her share ownership within 10 days of the time he or she first becomes a director or officer and (ii) reports thereafter of their transactions in shares of our common stock or securities, such as options, that are exercisable or convertible into our common stock, not later than two business days following the occurrence of the transaction. Set forth below is information regarding those of such reports that, to our knowledge, were not timely filed in 2010:

Mr. Argyros. The initial report of his share ownership and two reports relating to a share purchase by him and an option grant by the Company to him, respectively.

Mr. Dellerba. A report relating to a purchase by him of shares of Series A Preferred Stock and two reports each relating to a grant of stock options to him by the Company.

Mr. Finely. One report of a stock option grant to him by the Company.

Mr. Phillips. One report relating to his purchase of shares of common stock and a purchase of Series A Preferred Stock and a report of the grant of a stock option to him by the Company.

Mr. Rausser. The initial report of his share ownership and a report of a stock option grant to him by the Company.

Mr. Schafnitz. A report of his purchase of shares of Series A Preferred Stock and a report of the grant of a stock option to him by the Company.

Dr. Thomas. A report of the grant of a stock option to him by the Company.

Mr. Wells. A report of his purchase of shares of Series A Preferred Stock and a report of a stock option granted to him by the Company.

Mr. Williams. Three reports, each relating to a purchase of shares of common stock, a report of his purchase of shares of Series A Preferred Stock and a report of a stock option grant to him by the Company.

Ms. Gray. A report of a purchase by her of shares of Series A Preferred Stock and a report of a stock option grant to her by the Company.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Paid to Named Executive Officers (“NEOs”)

The following table sets forth the compensation paid for services rendered in all capacities in the fiscal years ended December 31, 2010 and 2009 by the Company’s Chief Executive Officer and Chief Financial Officer, who were the only executive officers of the Company in 2010 and 2009 and the Bank’s Chief Operating Officer. Additional information regarding the compensation paid to our NEOs in 2010 is set forth in the section entitled “Narrative to Summary Compensation Table” which follows the Summary Compensation Table below.

Summary Compensation Table

Name and Positions with the Company/Bank	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(3) (4)		Stock Option Awards ($)(5)	Change in Pension Value or Nonqualified Deferred Compensation Earnings(6)	All Other Compensation ($)(7)	Total ($)

Raymond E. Dellerba	2010	$500,000	$—		$79,200	$172,850	$116,250	$868,300
President & Chief Executive Officer of the Company and the Bank	2009	500,000	175,000		—	297,150	139,400	1,111,550

Robert W. Bartlett(1)	2010	$255,000	$—		$—	$—	$8,700	$263,700
Sr. Executive Vice President and Chief Operating Officer of the Bank	2009	255,000	51,000		—	—	19,400	325,400

Nancy A. Gray	2010	$181,100	$—		$23,950	$—	$15,650	$220,700
Sr. Executive Vice & Chief Financial Officer of the Company & the Bank	2009	181,100	25,000	(2)	—	—	20,500	226,600

(1)	During the period from January 1, 2009 to March 31, 2010, Mr. Bartlett also served as interim Chief Credit Officer of the Bank.

(2)	This amount was a discretionary bonus awarded by the Compensation Committee to Ms. Gray in 2009.

(3)	The fair values of these stock option awards were estimated using the Black-Scholes option valuation model in accordance with the stock-based compensation recognition provisions of ASC 718. For a complete description of the valuation methodology and the assumptions used in making these estimates, please refer to Note 12, “Stock-Based Employee Compensation Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report to Shareholders for the year ended December 31, 2010. No equity incentives were awarded to our Executive Officers in 2009.

(4)	Pursuant to the terms of Mr. Dellerba’s employment agreement, Mr. Dellerba is entitled to receive an annual cash incentive compensation award in an amount equal to the greater of (i) 35% of Mr. Dellerba’s 2010 base salary, or (ii) 3.5% of the Company’s 2010 pre-tax earnings. Mr. Dellerba waived his right to receive his annual cash incentive compensation award for 2010 in the amount of $175,000, which would have been equal to 35% of his base salary.

(5)	Mr. Bartlett is entitled to receive an annual cash incentive compensation award in an amount equal to the greater of (i) 1% of the Company’s 2010 pre-tax earnings if the Company meets its operating budget and a return on assets (ROA) goal, or (ii) 20% of his 2010 annual base salary. Mr. Bartlett waived his right to receive his annual incentive compensation award for 2010 in the amount of $51,000, which would have been equal to 20% of his base annual salary in 2010.

(6)	These amounts are not cash payments to Mr. Dellerba. Instead they represent the non-cash accruals made by the Company for the year to year changes in the present value of Mr. Dellerba’s retirement benefits to be paid in the future. The Bank is the owner of a life insurance policy on Mr. Dellerba which will provide a source of funds to pay such benefits. See the Supplemental Retirement Plan table below.

(7)

The 2010 amount in this column for Mr. Dellerba is comprised of (i) $52,000 paid to Mr. Dellerba in lieu of excess accrued and unused vacation, as required by the Bank’s vacation accrual policy; (ii) premiums totaling $59,300 for a long-term disability insurance policy and a life insurance policy obtained for Mr. Dellerba pursuant to the Bank’s employment agreement with him; (iii) the Company’s 401K plan matching contribution; (iv) the personal use of a Bank-

owned automobile and (v) payment of the out-of-pocket expenses of maintaining a home security system. The 2010 amount for Mr. Bartlett consists of the Company’s 401K plan matching contribution, a premium for a long-term disability insurance policy and the personal use of a Bank-owned automobile; and the 2010 amount in this column for Ms. Gray is comprised of the Company’s 401K plan matching contribution and a premium for a long-term disability insurance policy.

Narrative to Summary Compensation Table

Employment Agreement – Mr. Dellerba

In April 1999, the Bank entered into a multi-year employment agreement with Mr. Dellerba, under which he is employed as President and Chief Executive Officer of the Bank. That agreement was amended effective January 1, 2006 to extend the term of the agreement to December 31, 2008 and to add provisions to the agreement in order to comply with Section 409A under the Internal Revenue Code.

Set forth below is a summary of the material terms of Mr. Dellerba’s compensation as set forth in the employment agreement.

Term of Employment Agreement. The employment agreement, as amended effective January 1, 2006, extended the original term of Mr. Dellerba’s employment for three years to December 31, 2008 and provided for automatic one year extensions of the term thereafter until a fixed termination date of December 31, 2013, subject to the right of each of the Bank and Mr. Dellerba to terminate his employment sooner, without cause, effective as of the end of any annual extension period. In April 2011, the employment agreement was amended to provide that Mr. Dellerba’s employment as President and CEO of the Bank will no longer be subject to a fixed termination date and, as a result, will continue to be extended automatically each year for successive one year periods until the Bank or Mr. Dellerba elects to terminate his employment effective at the end of any one year extension period.

Annual Base Salary. Mr. Dellerba’s employment agreement requires his annual base salary to be at least equal to the median of the annual base salaries paid by comparably-sized banking institutions, based in the Western United States, to their CEOs as reported in the SNL Executive Compensation Review. Based on that requirement, Mr. Dellerba received an annual base salary in 2010 of $500,000, which was unchanged from his annual base salary in 2009 and 2008.

Non-Equity Incentive Compensation. Mr. Dellerba’s employment agreement provides that he is entitled to receive annual non-equity incentive compensation, in the form of a cash bonus, in an amount at least equal to the greater of (i) 35% of Mr. Dellerba’s base salary, or (ii) 3.5% of the Company’s pre-tax earnings in the year for which such incentive compensation is to be paid, or such other amount as may be determined by mutual agreement of the Bank and Mr. Dellerba, each of whom has the right to retain an outside compensation consultant to assist them to reach such an agreement. Mr. Dellerba waived his right to receive a non-equity incentive compensation award for 2010 in the amount of $175,000, which would have been equal to 35% his annual base salary in 2010.

Participation in Management Stock-Based Compensation Plans. Mr. Dellerba’s employment agreement provides that he will be eligible to participate in all Company stock-based compensation plans in which other management employees participate and that he is to be granted options to purchase a number of shares of Company common stock at least equal to one-sixth of the number of shares subject to outstanding stock options held by all other participants in the Company’s equity-based incentive plans. Pursuant to that provision of his employment agreement, in 2010 Mr. Dellerba was granted options to purchase a total of 131,122 shares of common stock. The employment agreement also provides that options granted to Mr. Dellerba are to vest (that is, to become exercisable) in 60 equal successive monthly installments. However, all of his unvested options will become fully vested in the event of (i) a change in control of the Company or the Bank, (ii) a termination of Mr. Dellerba’s employment by the Bank without cause or by him due to any changes that the Bank unilaterally makes to certain terms or conditions of his employment that adversely affect him, such as a reduction in his compensation or in the scope of his authority as the Bank’s Chief Executive Officer (a “Termination for Good Reason”), or (iii) Mr. Dellerba’s permanent disability or death at any time during the term of his employment.

Retirement Benefits. In January 2001 the Bank established an unfunded Supplemental Retirement Plan (the “Retirement Plan”) for Mr. Dellerba, as required by the terms of his employment agreement. The Retirement Plan was amended and restated in 2006 to comply with the requirements of new Section 409A under the Tax Code. The Retirement Plan provides that, subject to meeting certain vesting requirements described below, upon reaching age 65, Mr. Dellerba will become entitled to receive 180 equal successive monthly retirement payments, each in an amount equal to 60% of his average monthly base salary during the three years immediately preceding the date of his retirement or other termination of his employment (his “normal retirement benefit”). Mr. Dellerba’s right to receive that normal retirement benefit vests monthly during the term of his employment at a rate equal to 1.5 monthly retirement payments for each month of service with the Bank. The normal retirement benefit will become fully vested immediately upon consummation of a change in control of the Bank or a termination of Mr. Dellerba’s employment with the Bank by reason of his death. The Bank has purchased a policy of insurance on the life of Mr. Dellerba which, due to its cash surrender value or, in the event of Mr. Dellerba’s death, the amount of the death benefit that will be payable thereunder, will provide the Bank with sufficient cash to pay the retirement benefits in full.

Severance Benefits. If Mr. Dellerba’s employment is terminated without cause by the Bank or by him for Good Reason, Mr. Dellerba will become entitled to receive a lump sum cash payment in an amount equal to his base salary and incentive compensation he would have received for the term of his employment agreement remaining immediately before that termination of employment or for the succeeding twenty-four (24) months, whichever period is longer. He also will be entitled to a continuation of his health insurance and other employee benefits for a period of two (2) years thereafter at the Bank’s expense and to obtain senior executive outplacement services at the Bank’s expense for a period of up to one year. Additionally, on any such termination, all unvested options and any other unvested stock based compensation awards to which he would otherwise be entitled will become fully vested.

If Mr. Dellerba’s employment is terminated due to his permanent disability or death, he or his estate (as the case may be), will be entitled to receive any unpaid salary accrued to the date of termination, any previously earned incentive or bonus compensation and the incentive or bonus compensation that he would have earned in the year that such termination took place, prorated based on the period during such year that he was employed.

Change of Control and Other Transaction-Based Compensation. Mr. Dellerba’s employment agreement provides that if, during the term of his employment, or within 24 months following a termination of that employment by the Bank without cause or by Mr. Dellerba for Good Reason, the Company consummates (i) any public offering of its shares; (ii) a private offering of a number of its shares that exceeds 50% of its then outstanding shares; (iii) a sale of substantially all of the assets of the Company or the Bank; or (iv) a merger of the Company or the Bank with another company, Mr. Dellerba would become entitled to receive compensation equal to 1% of the gross proceeds from any such offering or of the gross amount paid in any such sale of assets or merger transaction. If Mr. Dellerba becomes entitled to such compensation, he may choose, in his discretion, to receive that compensation in a lump sum cash payment or in shares of Company common stock.

Additionally, on the occurrence of any of the transactions described above, all unvested options and any other unvested equity compensation awards held by Mr. Dellerba are to become vested and immediately exercisable. Assuming that Mr. Dellerba’s unvested options had been accelerated and all of those options had become exercisable as of December 31, 2010, we have estimated that the value to Mr. Dellerba, as of that date, of such an acceleration of vesting would have been approximately $61,900. We used the intrinsic option valuation method to arrive at this estimate. In accordance with that option valuation methodology, that amount represents the difference between (i) the aggregate market value, as of December 31, 2010, of the shares purchasable on exercise of Mr. Dellerba’s in-the-money options, and (ii) the aggregate exercise price of those options. The market value of those shares was determined using the closing price of the Company’s shares on December 31, 2010 as reported by NASDAQ, which was $3.71 per share.

Tax Gross Up Payment. If any excise tax under Section 280G of the Tax Code is assessed against Mr. Dellerba in respect of any payments made to him pursuant to his employment agreement, either alone or with any equity or other compensation that he might receive from the Company or the Bank, then the Bank will become obligated to pay to Mr. Dellerba an amount equal to the lesser of (i) that excise tax or (ii) $1 million.

Other Employee Benefits. In addition to insurance and other employee benefits that are available on a non-discriminatory basis to all employees of the Bank, Mr. Dellerba is entitled under his employment agreement to receive the following employee benefits:

Insurance Benefits. Long-term and short-term disability insurance that pays a benefit in an amount equal to 80% of Mr. Dellerba’s annual base salary as in effect at the time he becomes disabled; and supplemental life insurance that provides for a payment to his estate or designated beneficiaries of an amount at least equal to 250% of his annual base salary as in effect at the time of his death. In 2008, the Company obtained a $2.5 million life insurance policy for Mr. Dellerba for a premium of $12,400 per year.

Vacation Benefit. Thirty days of paid vacation per year. In accordance with the Company’s vacation accrual policy, if the accrued but unused vacation days of any executive officer, including Mr. Dellerba, exceeds 30 days, at the end of any year, the Bank pays cash to the officer in lieu of those excess vacation days, in an amount determined on the basis of his or her then annual base salary. In the past several years, Mr. Dellerba has not been able to use all of his accrued vacation days and, in accordance with that policy, he received cash payments for his accumulated excess unused vacation days of $52,000 and $55,800 in 2010 and 2009, respectively.

Bank Furnished Automobile. The use, primarily for business purposes, of a Bank owned or leased automobile of Mr. Dellerba’s choosing and reimbursement for the reasonable expenses associated with the operation and maintenance of the automobile.

Club Memberships. If requested by Mr. Dellerba, the Bank will purchase a membership in one business club and a membership in one country club for his use principally for business purposes on behalf of the Bank. If, at the time of the termination of Mr. Dellerba’s employment, the market value of any such membership exceeds the price paid by the Bank for that membership, the Bank is required to pay that difference to him in cash. The Bank did not purchase any business or country club memberships for Mr. Dellerba in 2010.

Most Favored Executive Provision. Mr. Dellerba’s employment agreement provides that if the Bank or the Company hires another executive at a compensation level that exceeds his compensation, Mr. Dellerba’s compensation and benefits will be adjusted upward to be at least equal to that of the other executive.

The foregoing description of Mr. Dellerba’s compensation, as set forth in his employment agreement, does not purport to be complete and is qualified by reference to the agreement, a copy of which has been filed with the Securities and Exchange Commission.

Supplemental Retirement Plan. Pursuant to Mr. Dellerba’s employment agreement, the Bank has established a Supplemental Executive Retirement Plan (or “SERP”) for him. Set forth below is certain information regarding that Plan.

	Number of Years of Credited		Present Value of Future Benefits ($)(2)	Payments in Fiscal 2010
Raymond E. Dellerba	10 years	(1)	$2,717,118	None

(1)	Mr. Dellerba’s benefits under the Supplemental Executive Retirement Plan vest at a rate of 1.5 months for every month of service, up to a maximum of 180 months of vested benefits and the vested benefits will be payable in monthly installments over a 15 year period. As of December 31, 2010, all of the 180 months of retirement benefits had become vested.

(2)	The present value is based on the calculation, as of December 31, 2010, taking into account Mr. Dellerba’s current compensation and the normal retirement age specified in the Plan, which are used for financial reporting purposes under generally accepted accounting principles.

No pension plans or supplemental retirement plans have been established for the other NEOs.

Non-Equity Incentive Plan Compensation – Mr. Bartlett

Mr. Bartlett is entitled to receive an annual non-equity cash incentive compensation award equal to 20% of his 2010 annual base salary. However, Mr. Bartlett voluntarily waived a non-equity cash compensation award for 2010, which would otherwise have been $51,000 in amount.

Severance Compensation Agreement – Mr. Bartlett

In the event of a termination of employment of Mr. Bartlett by the Bank, other than for cause, in connection with or within 12 months following a change in control of the Company or the Bank, he would become entitled to receive a lump sum cash severance payment in an amount equal to 1.5 times the sum of (i) his highest annual base salary in effect during the 12 month period immediately preceding the date of such termination, (ii) any bonus or non-equity incentive compensation that was earned by him and was no longer subject to any contingencies, but had not been paid, prior to the date of such termination of employment. Accordingly, had Mr. Bartlett been terminated in connection with a change in control at December 31, 2010, he would have become entitled to receive a cash severance payment of $459,000. The agreement further provides for the continuation, for a period of 18 months from the date of any such termination, of Mr. Bartlett’s participation in the Company’s medical, dental and vision plans and long-term disability insurance program. The aggregate amount that the Bank would have to pay for the continuation of those health and disability benefits for such 18 month period (determined as of December 31, 2010) is estimated to be approximately $38,800. Additionally, upon the occurrence of such a termination of employment all unvested “in the money” stock options and any other unvested equity compensation awards held by Mr. Bartlett would become immediately vested and exercisable by him. However, as of December 31, 2010 none of Mr. Bartlett’s unvested options were “in the money” because their respective per share exercise prices exceeded $3.71 per share. As a result, as of December 31, 2010, the accelerated vesting provision in Mr. Bartlett’s severance compensation agreement would not have provided any value or benefit to him.

If Mr. Bartlett becomes entitled to receive severance compensation, following a change of control transaction, which exceeds the “parachute compensation” limitation contained in Section 280G of the Code, which would subject such excess compensation to an excise tax imposed by Section 2999 of the Code and would make such excess compensation non- deductible for income tax purposes by the Company, then, the aggregate amount of such severance compensation is required to be reduced by an amount sufficient to bring that compensation within that limitation.

Severance Compensation Agreement – Ms. Gray

In the event Ms. Gray’s employment as CFO were to be terminated by the Company, other than for cause, in connection with or within 12 months following a change in control of the Company or the Bank, she would become entitled to receive a lump sum severance payment, in cash, equal to six months of her highest annual base salary in effect during the 12 month period immediately preceding the date of termination and the amount of any bonus that was earned and was no longer subject to any contingencies, but had not been paid, prior to the date of termination. Accordingly, had Ms. Gray been terminated in connection with a change in control at December 31, 2010, she would have become entitled to receive cash severance payment of $90,600. Ms. Gray also would be entitled to the following benefits at the Bank’s expense: (i) continued participation in the Bank’s medical, dental and vision plans and (ii) the continuation of her long-term disability insurance, in each case for a period of six months following such termination of employment. The aggregate amounts that would have become payable to Ms. Gray for the continuation of those employee benefits for such six month period (determined as of December 31, 2010) are estimated to be approximately $10,750. Additionally, upon the occurrence of such a termination of employment, all unvested “in the money” stock options and any other unvested equity compensation awards held by Ms. Gray as of December 31, 2010 would become immediately vested and exercisable by her. By using the intrinsic option valuation method described above, the value to Ms. Gray of the acceleration of her unvested “in the money” stock options at December 31 , 2010 was estimated to be $17,100.

If Ms. Gray becomes entitled to receive severance compensation, following a change of control transaction, which exceeds the “parachute compensation” limitation contained in Section 280G of the Code, which would subject such excess compensation to an excise tax imposed by Section 2999 of the Code and would make such excess compensation non-deductible for income tax purposes by the Company, then, the aggregate amount of such severance compensation is required to be reduced by an amount sufficient to bring that compensation within that limitation.

Outstanding Option Awards at Fiscal Year-End

The following table provides information with respect to number of shares subject to outstanding options held by each of our NEOs, and the exercise prices and expiration dates of those options, as of December 31, 2010.

	Number of Shares underlying Unexercised Options at December 31, 2010			Option Exercise Prices	Option Expiration Dates
	Exercisable	Unexercisable
Raymond E. Dellerba	82,901	—		$7.75	02/01/2011
	37,076	—		7.75	01/02/2012
	173,300	—		11.20	01/20/2014
	40,800	—		11.34	02/17/2014
	55,000	—		15.00	02/15/2015
	16,544	49,578	(1)	2.97	03/16/2020
	1,823	63,177	(2)	3.51	11/15/2020

Robert W. Bartlett	20,000	30,000	(3)	$4.20	10/31/2018

Nancy A. Gray	10,000	—		$7.99	05/21/2012
	3,000	—		7.55	01/21/2013
	8,000	—		10.84	05/18/2014
	5,000	—		15.00	02/15/2015
	5,000	—		13.99	07/19/2015
	4,000	1,000	(4)	18.00	02/10/2016
	4,000	1,000	(5)	16.22	10/17/2016
	4,000	6,000	(6)	3.48	10/28/2018
	4,004	14,996	(7)	2.97	03/16/2020

(1)	Stock options vest at a rate of 2.777% per month, until fully vested on March 16, 2012.

(2)	Stock options vest at a rate of 2.777% per month, until fully vested on November 14, 2012.

(3)	Stock options vest at a rate of 20% per year with remaining vesting dates of October 31, 2011, 2012 and 2013, respectively.

(4)	Stock options vest at a rate of 20% per year with remaining vesting date of February 10, 2011.

(5)	Stock options vest at a rate of 20% per year with remaining vesting date of October 17, 2011 and 2011.

(6)	Stock options vest at a rate of 20% per year with remaining vesting dates of October 28, 2011, 2012, and 2013, respectively.

(7)	Stock options vest at a rate of 2.777% per month, until fully vested on March 16, 2015.

The following table provides information relating to the number of shares of our common stock that were exercisable pursuant to, and the weighted average exercise price of, the options that were outstanding under our employee stock incentive plans as of December 31, 2010. All of the plans were approved by the Company’s shareholders.

	Column A	Column B	Column C
	Number of Shares Issuable on Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A)
Shareholder approved equity compensation plans(1)	1,177,642	$7.57	526,913

(1)	The only equity incentives granted under the plans have been employee stock options, each of which was granted at an exercise price equal to 100% of the closing price of the Company’s shares on its date of grant.

Director Compensation

The following table sets forth the total compensation received by each of the Company’s non-management directors for their service on the Board and Board Committees in 2010.

Name of Director	Fees Earned or Paid in Cash	Option Awards	Non-Equity Incentive Compensation	All Other Compensation	Total
George H. Wells	$58,550	$67,050	$—	$—	$125,600
George L. Argyros	9,600	2,915	—	—	12,515
Warren T. Finley	44,600	33,525	—	—	78,125
Andrew Phillips	19,475	2,915	—	—	22,390
Dr. Gordon Rausser	6,400	2,915	—	—	9,315
John Thomas, M.D.	38,750	16,090	—	—	54,840
Gary M. Williams	27,150	6,705	—	—	33,855
Matthew F. Schafnitz	27,300	6,705	—	—	34,005

The non-management directors are, from time to time, granted stock options pursuant to the Company’s shareholder approved stock incentive plans. The below table sets forth the options granted to Mr. Wells, Mr. Argyros, Mr. Finley, Mr. Finley, Mr. Phillips, Dr. Rausser, Mr. Schafnitz, Dr. Thomas, and Mr. Williams during 2010.

Name of Director	Grant Date	Expiration Date	Grant Price	Number of Shares
George H. Wells	11/15/2010	11/15/2020	$3.51	50,000
George L. Argyros	10/21/2010	10/21/2020	3.11	2,500
Warren T. Finley	11/15/2010	11/15/2020	3.51	25,000
Andrew Phillips	10/21/2010	10/21/2020	3.11	2,500
Dr. Gordon Rausser	10/21/2010	10/21/2020	3.11	2,500
Matthew F. Schafnitz	11/15/2010	11/15/2020	3.51	5,000
John Thomas, M.D.	11/15/2010	11/15/2020	3.51	12,000
Gary M. Williams	11/15/2010	11/15/2020	3.51	5,000

Raymond E. Dellerba, who is a management director of the Company and the Bank, does not receive any fees for his service as a member of the Boards of Directors of the Company or the Bank.

Certain Transactions

In the ordinary course of its business, the Bank makes loans to and engages in other banking transactions with its directors and their associates and with its officers. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectability of loans made to non-affiliated persons and do not present any other unfavorable features.

During 2010, the Company obtained policies of group life, health and dental and business insurance through the Signature Insurance Group (formerly, Brakke-Schafnitz Insurance Brokers, Inc.), of which Mr. Schafnitz, a director of the Company, is an owner and officer. Although the Company did not pay any compensation to Mr. Schafnitz’s insurance brokerage firm, we were advised by Mr. Schafnitz that his insurance brokerage firm, in the ordinary course of its business, receives commissions from the insurers that issued the insurance policies to the Company. We have been informed by Mr. Schafnitz that those insurance brokerage commissions totaled approximately $72,300 in 2010. The Company believes that the terms of those insurance policies were no less favorable to it than the terms it would have obtained had it purchased such insurance policies through an insurance brokerage firm that had no affiliations with any of the Company’s directors.

Between November 2009 and August 2010 the Company sold, in a private offering to a limited number of accredited investors, a total of 126,550 shares of its Series A Preferred Stock, for a cash price of $100 per share. Ms. Gray and Messrs. Wells, Williams, Dellerba, Schafnitz, Phillips, Rausser and Argyros purchased 750, 250, 250, 300, 1,000, 5,000, 10,000 and 50,000 Series A Shares, respectively, in the private offering, for aggregate purchase prices of $75,000, $25,000, $25,000, $30,000, $100,000, $500,000, $1,000,000 and $5,000,000, respectively. Those purchases were made at the same price per share and on the same terms at which unaffiliated investors purchased Series A Shares in the private offering. Moreover, the price and the rights, preferences and privileges of the Series A Shares were determined by the Company prior to the commencement of the offering and before any offer of Series A Shares was made by the Company to Ms. Gray or to Messrs. Wells, Williams, Dellerba, Schafnitz, Phillips, Rausser or Argyros. In addition, Messrs. Rausser and Argyros did not become directors of the Company until after they had made their purchases of the Series A Shares.

The landlord from which the Bank leases its headquarters offices and an office where it operates one of its financial centers is a limited partnership of which Mr. Argyros is the majority equity owner and the CEO of its general partner. The leases, which were originally entered into in 2000, were renewed in May 2009, each for a term of seven years, at base rents of $50,510 and $7,027 per month in the first year, increasing by approximately 2% per year thereafter. In July 2009, the Bank leased an additional office from the same landlord, under a three year lease at a monthly rent that averages approximately $10,215 per month over that three year period. The rents and other material terms of these leases were negotiated at arms-length and approved long before Mr. Argyros was invited to join the Company’s Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 (the “2010 financial statements”).

The Audit Committee has reviewed and discussed the 2010 financial statements with management and Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”). In addition, the Audit Committee has discussed with Squar Milner the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), the written disclosures and the letter from Squar Milner required by applicable requirements of the Public Company Accounting Oversight Board regarding communications by Squar Milner with the audit committee concerning independence and has discussed the independence disclosures and that letter with Squar Milner and has considered the compatibility of any non-audit services performed for the Company by Squar Milner on its independence. Based solely on the Audit Committee’s review of these matters and its discussions with the Company’s management and Squar Milner, the Audit Committee recommended to the Board of Directors that the Company’s 2010 financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Squar Milner, is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.

By contrast the Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The members of the Audit Committee are not professionally engaged in the practice of accounting and none of the Audit Committee members is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Squar Milner. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the 2010 financial statements has been carried out in accordance with generally accepted auditing standards, that such financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Respectfully Submitted on May 2, 2011

The Audit Committee of the Board of Directors

Warren T. Finley, Chairman

George H. Wells

John Thomas, M.D.

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee of our Board of Directors has selected Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2011. Squar Milner audited our consolidated financial statements for the fiscal year ended December 31, 2010. We are submitting the selection of our independent registered public accounting firm for fiscal 2011 to our shareholders for ratification at the Annual Meeting.

Our organizational documents do not require that our shareholders ratify the selection of Squar Milner as our independent registered public accounting firm. However, we are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Squar Milner, but may still retain them. Alternatively, even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our interests and the interests of our shareholders.

A representative of Squar Milner is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Certifying Accountants

As previously reported by us, effective June 17, 2009 the Audit Committee of the Board of Directors (i) dismissed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm, and (ii) approved the appointment and engagement of Squar Milner as the Company’s new independent registered public accounting firm for the fiscal year ended December 31, 2009.

The audit reports of Grant Thornton on our financial statements for the fiscal years ended December 31, 2008 and 2007 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Also, during the period from January 1, 2007 to the date of the change in the Company’s independent registered public accounting firm from Grant Thornton to Squar Milner, there were no disagreements between us and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Additionally, during that same period, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. We provided Grant Thornton with a copy of the disclosure we included in our Current Report on Form 8-K reporting its dismissal and Grant Thornton furnished us with a letter addressed to the Securities and Exchange Commission stating that Grant Thornton agreed with the above statements that we made in that Current Report.

During the period from January 1, 2007 to June 17, 2009 (the date we engaged Squar Milner), neither the Company, nor anyone acting on its behalf, consulted with Squar Milner regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S–K.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagement of Squar Milner pursuant to which it provided the audit services described below for the fiscal year ended December 31, 2010.

Audit and Other Fees Paid in Fiscal Years 2010 and 2009

As previously reported, Squar Milner was first engaged as our independent registered public accounting firm in June 2009, following our dismissal of Grant Thornton, LLP (“Grant Thornton”). Squar Milner conducted the audits of our consolidated financial statements for the years ended December 31, 2009 and 2010. In 2009, prior to their dismissal, Grant Thornton also performed certain audit related services for us.

Audit Services Rendered by Squar Milner in 2010. Audit services rendered by Squar Milner in 2010 consisted of (i) an audit of the Company’s consolidated financial statements for the year ended December 31, 2010, and (ii) reviews of the Company’s quarterly financial statements that were included in our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and (iii) an audit of the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2010 pursuant to the Federal Deposit Insurance Corporation Improvement Act (known as “FDICIA”).

Audit services rendered by Squar Milner in 2009. Audit services rendered by Squar Milner in 2009 consisted of (i) an audit of our consolidated financial statements for the year ended December 31, 2009, and in connection therewith, audits of the Company’s consolidated financial statements for the years ended December 31, 2008 and 2007, and (ii) reviews of the Company’s quarterly financial statements that were included in our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended June 30, 2009 and September 30, 2009, and (iii) an audit of the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2009 pursuant to the Federal Deposit Insurance Corporation Improvement Act (known as “FDICIA”).

Audit Related Services Rendered by Squar Milner in 2009. Audit related services rendered by Squar Milner in 2009 consisted of services in connection with the Company’s responses to an SEC comment letter relating to certain of our reports that we filed under the Securities Exchange Act 1934, as amended.

Audit Services Rendered by Grant Thornton in 2009. Audit services rendered by Grant Thornton in 2009 consisted of a review of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009. These audit services were the only services rendered to us by Grant Thornton in 2009.

Other Services. Neither Squar Milner nor Grant Thornton rendered any other professional or any consulting services to us during 2010 or 2009.

Audit and Other Fees Paid in Fiscal Years 2009 and 2008

The following table contains information regarding the fees billed by Squar Milner for the services it rendered to us in 2010 and 2009 and by Grant Thornton for its services to us in 2009.

	Fees Billed by Squar Milner		Fees Billed by Grant Thornton
Services Rendered	2010	2009	2009
Audit Services	$230,742	$408,451	$29,700
Audit Related Services	$—	$22,900	$—

SOLICITATION

The cost of soliciting proxies from shareholders will be paid by us. In addition, our directors, officers and regular employees and those of Pacific Mercantile Bank, our wholly-owned subsidiary, may solicit proxies by mail, telephone, e-mail or in person, but will not receive any compensation from us for doing so. Brokerage firms, banks, trustees and other nominees holding shares of our common stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by us for their charges and expenses in connection therewith. We also may retain Georgeson Inc. to serve as a proxy solicitor for us at a fee that we expect will not exceed $10,000, plus reimbursement of its out-of-pocket expenses. Georgeson may solicit proxies via personal interview, telephone, facsimile, email and mail.

SHAREHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2012 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the date on which the Company’s proxy materials for 2012 Annual Meeting were first released, which is January 5, 2012. However, if the date of our Annual Meeting in 2012 changes by more than 30 days from the date of our 2011 Annual Meeting, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2012 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

Notice of any director nomination, and any proposal that you intend to present at, but do not intend to have included in the proxy statement and form of proxy relating to, the 2012 Annual Meeting of Shareholders, must be delivered to the Company no later than March 19, 2012.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

Raymond E. Dellerba

President and Chief Executive Officer

May 2, 2011

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2010 is being mailed concurrently with this Proxy Statement to all shareholders of record as of May 2, 2011. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PACIFIC MERCANTILE BANCORP, 949 SOUTH COAST DRIVE, THIRD FLOOR, COSTA MESA, CALIFORNIA 92626.

PACIFIC MERCANTILE BANCORP

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PMBC • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

ANNUAL MEETING PROXY CARD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposal 2.

1. Election of Directors	01 - George H. Wells	02 - Raymond E. Dellerba	03 - Warren T. Finley
	04 - Matthew F. Schafnitz	05 - John Thomas M.D.	06 - Gary M. Williams
	07 - George L. Argyros	08 - Andrew M. Phillips	09 - Gordon C. Rausser, PhD

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT — To withhold authority for any nominees(s), write the names of such nominee(s) below

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐

IN THEIR DISCRETION, ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

B. Non-Voting Items

Change of Address —— Please print new address below.

Meeting Attendance
Mark Box to the right if you plan to attend the Annual Meeting	☐

C.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears on this Proxy. Executors, administrators, guardians, officers of corporations and others signing in fiduciary capacities should state their titles as such.

Date (mm/dd/yyyy) — Please print date here.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PACIFIC MERCANTILE BANCORP

Proxy — PACIFIC MERCANTILE BANCORP

ANNUAL MEETING OF SHAREHOLDERS — May 24, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies of the undersigned with respect to the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote; and the undersigned does hereby appoint George H. Wells, Raymond E. Dellerba and Warren T. Finley, and each of them individually, with full power of substitution, as the attorneys and proxies of the undersigned, to represent the undersigned and to vote as indicated below all the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held at the Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660, on Tuesday, May 24, 2011, at 2:30 P.M. Pacific Time, and at any and all adjournments or postponements of the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER BELOW. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR ELECTION OF DIRECTORS NAMED BELOW ON THIS PROXY AND “FOR” RATIFICATION OF THE APPOINTMENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP, AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS THAT MAY BE PRESENTED FOR A VOTE OF THE SHAREHOLDERS AT THE ANNUAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET OR BY SIGNING AND RETURNING THIS PROXY BY MAIL, NONE OF WHICH WILL PREVENT YOU FROM CHANGING YOUR VOTE OR REVOKING YOUR PROXY OR ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT — PLEASE SIGN AND DATE THIS PROXY WHERE INDICATED BELOW AND RETURN PROMPTLY